Exhibit 2.3
TECHNOLOGY ASSIGNMENT AND LICENSE AGREEMENT
This Technology Assignment and License Agreement (the “Agreement”) dated as of August 2, 2011 (“Effective Date”), is entered into by and between Apollo Group, Inc., an Arizona corporation with principal offices located at 4025 South Riverpoint Parkway, Phoenix, Arizona 85040 (“Apollo”), Carnegie Mellon University, a Pennsylvania not-for-profit corporation, with principal offices located at 5000 Forbes Avenue, Pittsburgh, Pennsylvania 15213 (“CMU”), and Carnegie Learning, Inc., a Pennsylvania corporation, with principal offices located at 1200 Penn Avenue, Suite 150, Pittsburgh, Pennsylvania 15222 (“CL”) (each of Apollo, CMU and CL, a “Party” and, collectively, the “Parties”).
RECITALS
WHEREAS, CMU owns certain technology related to the Adaptive Learning Field (as defined below) and wishes to sell such technology to Apollo, and Apollo wishes to purchase such technology from CMU; and
WHEREAS, CMU and CL are parties to the CMU-CL Agreements (as defined below), pursuant to which the Transferred Assets (as defined below) were licensed by CMU to CL, and CMU and CL desire to terminate the CMU-CL Agreements (as defined below).
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1.DEFINITIONS
1.1    “Adaptive Learning Field” means the field of adaptive and cognitive learning.
1.2    “Adverse Proceeding” has the meaning set forth in Section 2.5.
1.3    “Affiliate” means (i) with respect to Apollo, any Person in which Apollo has an equity interest; and (ii) with respect to CMU, any Person which is controlled by, controls, or is under common control with, CMU. For purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of at least fifty percent (50%) of voting securities, by contract or otherwise; the term “controlled” has a meaning correlative to the foregoing. A Person will cease to be an Affiliate of CMU if such control relationship no longer exists.
1.4    “Agreement” has the meaning set forth in the preamble.
1.5    “Apollo” has the meaning set forth in the preamble.
1.6    “Apollo Group” has the meaning set forth in Section 11.2.
1.7    “CL” has the meaning set forth in the preamble.

1.8    “Claims” has the meaning set forth in Section 4.5.
1.9    “Claim Notice” means written notification pursuant to Section 11.4 of a Third Party Claim as to which indemnify is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and the basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.
1.10    “CL Mark” means U.S. Registration No. 2,491,747 for Cognitive Tutor.
1.11    “Closing Event” means the closing of the transaction contemplated by the Merger Agreement.
1.12     “CL Technology” means (i) all Technology developed by CL pursuant to the CMU-CL Agreements and (ii) the Transferred Assets.
1.13    “CMU” has the meaning set forth in the preamble.
1.14    “CMU-CL Agreements” means, collectively, the CMU-CL First Agreement, CMU-CL Second Agreement, and CMU-CL Third Agreement, and all amendments, side letters, and other agreements modifying or amending any of the foregoing, if any.
1.15    “CMU-CL First Agreement” means that certain License Agreement between CMU and CL, dated June 30, 1999 (as amended on October 1, 1999, October 24, 2000, November 6, 2001, and March 31, 2005).
1.16    “CMU-CL Second Agreement” means that certain License Agreement between CMU and CL, dated November 6, 2001 (as amended on March 31, 2005).
1.17    “CMU-CL Third Agreement” means that certain License Agreement between CMU and CL, dated June 4, 2003 (as amended on March 31, 2005).
1.18    “CMU Trademark” means the CMU trademark set forth on Exhibit B.
1.19    “CMU Trademark License” has the meaning set forth in Section 3.4(a).
1.20    “Confidential Information” has the meaning set forth in Section 8.1.
1.21    “Conveyed Intellectual Property Rights” means the following intellectual property rights throughout the world in and to the Transferred Assets, all: (i) rights associated with patentable inventions, patents, patent applications, provisional applications and other patent rights; (ii) rights associated with works of authorship, including, without limitation, source code, object code, executable code, registered and common law copyrights, copyright applications and copyright registrations; (iii) rights relating to the protection of trade secrets; (iv) divisions, substitutions, continuations, continuations-in-part, reexaminations, renewals, reissues, extensions and foreign counterparts of the foregoing (i), (ii) and (iii) as and to the extent applicable; and (v) all claims known and unknown, past and future, against any third party relating thereto.

1.22    “CTAT” means the CMU software known as the “Cognitive Tutor Authoring Tool”, internally identified at CMU as “CMU File #2010-017” as the same may be modified or supplemented from time to time. By way of clarification, “CTAT” does not include the tutors created using CTAT.
1.23    “CTAT Discussion Period” has the meaning set forth in Section 7.2.
1.24    “Derivatives” means Technology developed by or for Apollo or CMU, which includes, or is based in whole or in part on, the Transferred Assets, including, but not limited to, translations of the Transferred Assets to other foreign or computer languages, adaptation of the Transferred Assets to other hardware platforms, abridgments, condensations, revisions, and software incorporating all or any part of the Transferred Assets which may also include Apollo-created and/or CMU-created modifications, enhancements or other software.
1.25    “Disclosing Party” has the meaning set forth in Section 8.1.
1.26    “Dispute Notice” means a written notice provided by any Party against which indemnification is sought under this Agreement to the effect that such Party disputes its indemnification obligation under this Agreement.
1.27    “Dispute Period” means the period ending thirty (30) calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.
1.28    “Documentation” means programmer’s notes, materials and documentation for the Source Code of all software included in the Transferred Assets.
1.29    “Effective Date” has the meaning set forth in the preamble.
1.30    “Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership. “Encumbrances” do not include licenses or third party rights of use.
1.31    “Escrow Agent” has the meaning set forth in Section 4.5(a).
1.32    “Escrowed Amounts” has the meaning set forth in Section 4.5(a).
1.33    “Event of Default” has the meaning set forth in Section 4.4(a).
1.34    “Exclusive Field” means the field of cognitive tutors employing systems for tutoring students in solving a problem in the form of a dialog with a student, computer-readable media containing instructions for tutoring students in solving a problem in the form of a dialog with a student, and computer assisted methods for tutoring students in solving a problem in the form of a dialog with a student, using, in each case, the explicitly represented tutorial dialog planning strategies and an adaptive agenda for capturing changes in tutorial strategies both implemented in a production rule system falling within the scope of the claims of the Funded Patent for converting story problems into mathematical symbols in the areas of math, test preparation, and math-based disciplines, such as statistics and economics but excluding biology, chemistry and genetics.
1.35    “Exclusive License Exclusivity Period” has the meaning set forth in Section 7.1(a).
1.36    “Exclusive License Negotiation Election” has the meaning set forth in Section 7.1(a).
1.37    “Exclusive License Notice Period” has the meaning set forth in Section 7.1(a).
1.38    “Exclusive License Third Party Period” has the meaning set forth in Section 7.1(a).
1.39    “Exclusive ROFN Term” has the meaning set forth in Section 7.1(a).
1.40    “Exploit” and “Exploitation” mean to use, manufacture, develop, sell or offer for sale, make, have made, distribute, reproduce, import, promote, commercialize, create derivative works based on, create improvements on, or otherwise exploit.
1.41    “Fees” has the meaning set forth in Section 4.1.
1.42    “Final Determination That CMU is Responsible” has the meaning set forth in Section 4.5(a).
1.43    “Final Resolution” has the meaning set forth in Section 4.5(a).
1.44    “Founder” means Vincent Aleven, Albert T. Corbett and Kenneth R. Koedinger.
1.45    “Founder Exclusivity Period” has the meaning set forth in Section 7.1(c).
1.46    “Founder Negotiation Election” has the meaning set forth in Section 7.3.
1.47    “Founder Negotiation Period” has the meaning set forth in Section 7.1(c).
1.48    “Founder Notice Period” has the meaning set forth in Section 7.1(c).
1.49    “Founder ROFN Term” has the meaning set forth in Section 7.1(c).
1.50    “Founder Technology” means any invention in the areas of math-based products, test preparation products and adaptive learning math products (excluding CTAT and Genetics Cognitive Tutor): (i) of which one Founder is, or more than one Founder collectively are, the Principal Inventors; and (ii) for which CMU has the right to license to Apollo, including without limitation, taking into account CMU’s Intellectual Property Policy (as the same is applied by CMU substantially in conformance with CMU’s past practices).
1.51    “Founder Third Party Period” has the meaning set forth in Section 7.1(c).

1.52    “Funded Patent” means the patent set forth on Exhibit C, and all divisions, substitutions, continuations, continuations-in-part, reexaminations, renewals, reissues, extensions thereof throughout the world.
1.53    “Genetics Cognitive Tutor” means the genetic cognitive tutor owned or controlled by CMU as of the Effective Date, as the same may be modified, including Mendelian Transmission, Pedigree Analysis, Recombination and Gene Mapping, Gene Regulation and Population Genetics.
1.54    “Government Entity” means The National Science Foundation and The National Institutes of Health.
1.55    “Initial Founder” means each of the following: Vincent Aleven, Albert T. Corbett, Kenneth R. Koedinger, John R. Anderson, Jaclyn Snyder, Alecsandr I. Lisovich, William S. Hadley and Mary A. Mark.
1.56    “Indemnified Party” means any Person claiming indemnification under any provision of Section 11.
1.57    “Indemnifying Party” means any Person obligated to indemnify an Indemnified Party under any provision of Section 11.
1.58    “Indemnity Notice” means written notification of a claim for indemnity under Section 11 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.
1.59    “Intellectual Property Rights” means all intellectual property rights throughout the world, including without limitation, all (i) rights associated with inventions (whether patentable or not), including, without limitation, patents, patent applications, provisional applications and other patent rights; (ii) rights associated with works of authorship, including, without limitation, source code, object code, executable code, registered and common law copyrights, copyright applications and copyright registrations; (iii) rights associated with trademarks, including, without limitation, intent to use registrations, trademark applications, trademark registrations, common law trademarks, trademark rights and all associated good will; (iv) rights relating to the protection of trade secrets, know-how and similar confidential and proprietary information; (v) derivative works, divisions, substitutions, continuations, continuations-in-part, reexaminations, renewals, reissues, extensions and foreign counterparts of all of the foregoing (i), (ii), (iii) and (iv), as and to the extent applicable; (vi) internet domain name registrations and associated rights; (vii) all claims known and unknown, past and future, against any third party relating thereto; and (viii) any right similar to those set forth above and any other proprietary rights relating to intangible property.
1.60    “Know-How” means all know-how, if any, that is (i) not expressed in the Transferred Assets; (ii) not covered by any Conveyed Intellectual Property Right; and (iii) in non-tangible form and retained in the unaided memories of CMU employees who have rightfully had access to the Transferred Assets. For purposes of this definition, a person’s memory is unaided if the person has not intentionally memorized know how for the purpose of retaining and subsequently using or disclosing it.
1.61    “Merger Agreement” means the Agreement and Plan of Merger among CL, Apollo and certain other parties identified therein, dated as of the same date herewith.
1.62    “Moral Rights” has the meaning set forth in Section 2.2.
1.63    “Non-Exclusive License Exclusivity Period” has the meaning set forth in Section 7.1(b).
1.64    “Non-Exclusive License Negotiation Period” has the meaning set forth in Section 7.1(b).
1.65    “Non-Exclusive License Notice Period” has the meaning set forth in Section 7.1(b).
1.66    “Non-Exclusive License Third Party Period” has the meaning set forth in Section 7.1(b).
1.67    “Non-Exclusive ROFN Term” has the meaning set forth in Section 7.1(b).
1.68    “Object Code” means the fully compiled executable form of software.
1.69    “Parties” has the meaning set forth in the preamble.
1.70    “Party” has the meaning set forth in the preamble.
1.71    “Permitted Encumbrance” means (i) any rights of, or requirements imposed by, the Government Entity under U.S.C. Title 35 Sections 201-212 and all enabling regulations (the “Bayh-Dole Act”); and (ii) all rights, conveyances and/or other Encumbrances created and/or permitted by or on behalf of CL in favor of any third party.
1.72    “Person” means any individual, corporation, limited liability company, partnership, limited partnership, association, trust or other entity or organization.
1.73    “Principal Inventors” means, with respect to any invention, the inventors claiming fifty percent (50%) or more of the inventorship credit in the invention disclosure to the Center for Technology Transfer and Enterprise Creation of CMU (or any successor thereto).
1.74    “Receiving Party” has the meaning set forth in Section 8.1.
1.75    “ROFN Technology” has the meaning set forth in Section 7.1.
1.76    “Source Code” means the human readable source code form of software.
1.77    “TALA Closing” has the meaning set forth in Section 12.4.
1.78    “TALA Closing Date” has the meaning set forth in Section 12.4.

1.79    “TDK” has the meaning set forth in the definition of Transferred Assets.
1.80    “Technology” means inventions, technology, discoveries, software, improvements, content, programs, processes, designs, ideas, know-how, notes, memoranda and documentation.
1.81    “Term” has the meaning set forth in Section 12.1.
1.82    “Third Party Claim” has the meaning set forth in Section 11.4(a).
1.83    “Trademark Term” has the meaning set forth in Section 3.4(a).
1.84    “Transferred Assets” means (i) the items set forth on Exhibits A-1, A-2 and A-3, and subject to Section 4.7 and Section 9.2, on an “as is” basis as of the date of the CMU-CL First Agreement, CMU-CL Second Agreement and the CMU-CL Third Agreement, respectively, and (ii) any Updates. “Transferred Assets” shall not include the Funded Patent unless and until the Funded Patent is transferred to Apollo in accordance with Section 3.1 below. To the extent Updates were developed by or on behalf of CL, for purposes of Sections 4.5(a), 4.7(d), 4.7(e) and 4.7(f), “Transferred Assets” shall not include Updates. For avoidance of doubt, “Transferred Assets” shall include the Tutor Development Kit delivered by CMU to CL prior to the Effective Date (the “TDK”).
1.85    “Updates” means all updates, upgrades, bug-fixes, patches, versions, releases, enhancements and improvements to the Transferred Assets owned by CMU pursuant to Section 9.5 of each of the CMU-CL Agreements, on, subject to Section 4.7 and Section 9.2, an “as is” basis on the Effective Date.
2.ASSIGNMENT OF TRANSFERRED TECHNOLOGY
2.1    Assignment of Transferred Assets. As of the TALA Closing Date, CMU hereby assigns, transfers and conveys to Apollo free and clear of any Encumbrances (other than (a) with respect to the Funded Patent, the Permitted Encumbrances in Section 1.71(i); and (b) with respect to all other Transferred Assets, the Permitted Encumbrances in Section 1.71(ii)), subject to the rights reserved in Section 3.1(b), and Apollo, in reliance on the representations, warranties and covenants of CMU contained herein, accepts, all of CMU’s right, title and interest throughout the world to the Transferred Assets (excluding the Funded Patent and Know-How) (including, without limitation, all of CMU’s Conveyed Intellectual Property Rights in and to such Transferred Assets), including, without limitation, all rights of action against third parties CMU had, has or may have in the future based thereon.
2.2    Moral Rights. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent that such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, CMU hereby waives and agrees not to assert such Moral Rights and consents to any action of Apollo that would violate such Moral Rights in the absence of such consent. CMU hereby agrees to confirm any such waivers or consents from time to time as requested by Apollo.

2.3    Delivery. As soon as reasonably practicable, but in no event more than ten (10) days after to the Effective Date, CMU will deliver the Transferred Assets (other than the Funded Patent) (in Object Code form and Source Code form), including the Documentation, to Apollo and to the extent not delivered by CMU to Apollo, evidence satisfactory to Apollo that the remaining Transferred Assets are in the possession of CL. Such evidence shall include, but is not limited to, a detailed listing of such remaining Transferred Assets. Notwithstanding the foregoing, if Apollo discovers that not all of the Transferred Assets have been delivered to Apollo, CMU agrees to work with Apollo in good faith to identify such Transferred Assets and deliver such Transferred Assets to Apollo. CL consents to the deliveries provided for herein, and such information shall constitute Confidential Information of CMU prior to the assignment set forth in Section 2.1, and shall constitute Confidential Information of Apollo after such assignment.
2.4    Further Assurances. CMU agrees to perform, during and after the Term, all reasonable and lawful acts deemed necessary by Apollo to permit and assist Apollo in evidencing, perfecting, obtaining, maintaining, defending and enforcing Apollo’s rights in the Transferred Assets (other than the Know-How). Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. If Apollo is unable after reasonable attempts during normal business hours to secure CMU’s signature to any such document in sufficient time to avoid loss of Apollo’s rights in the Transferred Assets where CMU’s signature is necessary to avoid such loss of rights, CMU hereby designates and appoints, for a period of ten (10) years from the Effective Date, Apollo and its duly authorized officers and agents, as CMU’s agents and attorneys-in-fact to act for and on behalf and instead of CMU, to execute and file those documents necessary to record assignments of, and evidence, perfect, obtain and maintain title and interest in, the Transferred Assets, with the same legal force and effect as if executed by CMU (it being acknowledged that such appointment is a power coupled with an interest), provided, however, that prior to executing any such documents as CMU’s agent or attorney-in-fact, and as a condition to the effectiveness thereto, Apollo shall provide CMU not less than twenty (20) days written notice with sufficient detail of the document to be executed and the reason therefor and Apollo may not execute any such document if CMU objects thereto because CMU reasonably believes Apollo does not have the right (pursuant to this Section 2.4) to execute such document. Apollo shall immediately notify CMU of the use of the power granted herein and provide CMU with copies of all documents executed and filed for and on behalf and instead of CMU.
2.5    Adverse Proceedings. CMU shall not initiate, participate or assist in (unless required pursuant to a subpoena), formally or informally, directly or indirectly, any challenge, litigation, reissue, reexamination, cancellation or other opposition in any country (“Adverse Proceeding”) to the extent such Adverse Proceeding challenges the scope, enforceability, validity, ownership, or other right pertaining to the Transferred Assets.
3.LICENSE GRANTS AND ACKNOWLEDGEMENT
3.1    Funded Patent.
(a)    License Grant. As of the TALA Closing Date, CMU hereby grants Apollo a royalty-free, fully paid-up, non-exclusive, worldwide, irrevocable, assignable, unlimited, fully-transferable, sublicensable license under the Funded Patent to Exploit products and services thereunder (with no limitation on the number of tiers of sublicenses) for the life of the Funded Patent. Notwithstanding the foregoing, and subject to CMU’s rights under Section 3.5(a), the license to the Funded Patent in this Section 3.1(a) shall be exclusive in the Exclusive Field.
(b)    Reservations. Subject to the exclusive license to the Funded Patent in the Exclusive Field as set forth in Section 3.1(a), and subject to Section 3.1(c) and Section 3.1(d), CMU maintains all rights under the Funded Patent outside of the Exclusive Field, including without limitation, the right to Exploit products and services thereunder, and sublicense all or any such rights thereunder at any time and from time to time to one or more parties (with no limitation on the number of tiers of sublicenses).
(c)    Covenant to Obtain Consent to Assign Funded Patents. CMU and Apollo, acknowledge that CMU is unable to assign the Funded Patent to Apollo without obtaining consent from the Government Entity. CMU hereby covenants that (i) such consent is required from the Government Entity for CMU to assign the Funded Patent to Apollo; and (ii) it will submit the required transfer application and documentation, and comply with applicable requirements, to obtain such consent from the Government Entity to assign the Funded Patent to Apollo, with no assurance that such consent will be granted. Each Party will comply with all legal requirements of the transfer of the Funded Patent, including agreeing to be subject to the terms and provision of 37 CFR 401 and will provide the other Party and the Government Entity with all information necessary or appropriate to support such transfer application, upon which CMU will rely in submitting such transfer application and documentation. Without limitation of the foregoing, Apollo shall be responsible for preparing the business justification for the transfer of the Funded Patent, upon which CMU will rely.
(d)    Effect of Obtaining Consent to Assign Funded Patent. Upon receiving the consent described in Section 3.1(c), CMU will promptly execute the patent assignment attached hereto as Exhibit E and deliver such patent assignment to Apollo. After assignment of the Funded Patent to Apollo, the following modifications will be deemed to have been made to this Agreement as of the effective date of such assignment:
(i)    Section 3.1(a) through 3.1(c) will be deemed to be deleted from this Agreement; and
(ii)    Apollo shall and hereby does grant CMU a royalty-free, fully paid-up, non-exclusive, worldwide, irrevocable, unlimited, sublicensable license under the Funded Patent to Exploit products and services thereunder outside of the Exclusive Field (with no limitation on the number of tiers of sublicenses) for the life of the Funded Patent. Such license is assignable and fully-transferable only upon the prior written consent of Apollo (such consent not to be unreasonably withheld, conditioned or delayed). Apollo shall execute and deliver to CMU all documents and agreements requested from time to time evidencing the license granted hereby.
(e)    Each Party shall comply in all respects with the Bayh-Dole Act as it relates to the Funded Patent.

3.2    Know-How.
(a)    License Grant. As of the TALA Closing Date, CMU hereby grants Apollo a royalty-free, fully paid-up, non-exclusive, worldwide, irrevocable, perpetual, assignable, unlimited, fully-transferable, sublicensable license under the Know-How for Exploitation of the Transferred Assets (with no limitation on the number of tiers of sublicenses).
(b)    Reservations. CMU maintains all rights in and to the Know-How, without any restrictions or limitations whatsoever, including without limitation, the right to Exploit products and services thereunder, and to sublicense and assign all or any rights thereunder at any time and from time to time to one or more parties (with no limitation on the number of tiers of sublicenses).
(c)    Sublicense/Assignment. As a condition of the sublicense or assignment of any rights of Apollo under this Section 3.2, Apollo shall require such sublicensee or assignee, as applicable, to agree in writing to the terms of this Section 3.2, to which agreement CMU shall be an express, intended third party beneficiary.
3.3    CMU CNTS For Transferred Assets. As of the TALA Closing Date, CMU covenants not to sue, or bring suit, prosecute, assist or participate in any judicial, administrative or other proceeding of any kind against Apollo or its licensees (including customers, distributors and end users) for infringement of CMU’s Intellectual Property Rights on account of the Exploitation of the Transferred Assets. This Section shall not apply to any Derivative created by Apollo, CL or any Affiliate thereof.
3.4    CMU Trademark License.
(a)    License Grant. As of the TALA Closing Date, CMU hereby grants Apollo a royalty-free, fully paid-up, non-exclusive, worldwide, license during the Trademark Term, to use the CMU Trademark solely in the manner set forth in Exhibit B solely for the purpose of giving CMU attribution in connection with Apollo’s use and exploitation of the Transferred Assets (the rights licensed to Apollo in this Section 3.4(a) are referred to herein as the “CMU Trademark License”). The “Trademark Term” means the period commencing on the Effective Date and ending on the earliest of (i) twenty (20) years after the Effective Date, (ii) termination pursuant to Section 3.4(e) below or (iii) an Event of Default. Neither the CMU Trademark License, nor any rights therein, is assignable, transferable or sublicenseable, without the prior written consent of CMU, which consent may be granted or withheld in CMU’s sole and absolute discretion.
(b)    Rights Retained by CMU. CMU retains all rights in the CMU Trademark, including but not limited to, the right to use, and to license others to use, the CMU Trademark, including without limitation, any modification or derivation thereof, alone or in conjunction with any other word, mark, symbol, logo or name. Apollo acknowledges that all use of the CMU Trademark by or on behalf of Apollo and all goodwill associated with such use inures to the benefit of CMU and creates no rights in Apollo.
(c)    Use and Conduct. During the Trademark Term, Apollo shall comply with CMU’s trademark guidelines (hppt://www.cmu.edu/policies/documents/Trademark.html), as amended from time to time. During the Trademark Term, all documents and advertising and other materials on which the CMU Trademark appears shall be consistent with the standards promulgated from time to time by CMU.  During the Trademark Term, Apollo shall provide one or more persons identified by CMU from time to time with samples of labels, promotional and advertising materials on which the CMU Trademark is utilized and CMU shall have the right to inspect Apollo’s goods and to monitor the use of CMU’s Trademarks in order to ascertain whether Apollo is in compliance with the obligations of use and quality control set forth herein. CMU’s expenses of such monitoring shall be borne by CMU. Apollo agrees that the CMU Trademark shall be used solely in such a manner so as to at all times constitute legal and authorized use of the same and Apollo will not do any act, or omit to do any act, except as expressly contemplated in this Agreement, that will in any way impair or affect CMU’s interest therein or the terms and intent of this Section 3.4.
(d)    No Challenge. Except as expressly provided herein, Apollo shall not use CMU Trademarks or apply for registration of the CMU Trademarks (or any mark confusingly similar thereto) anywhere in the world and Apollo shall not challenge CMU’s ownership or use of the CMU Trademark.
(e)    Right to Terminate. If Apollo breaches any of its obligations in this Section 3.4, either through commission or omission, CMU may provide notice of such breach to Apollo. If Apollo does not cure such breach within fifteen (15) days from the date of such notice, then CMU may, in addition to and not in lieu of all other remedies available to CMU, terminate the CMU Trademark License.
3.5    Retained Rights.
(a)    CMU and its Affiliates shall have, and Apollo hereby grants to CMU and its Affiliates, a royalty-free, fully paid up, non-exclusive, irrevocable, worldwide, perpetual, non-sublicensable, non-transferable, license to use the Transferred Assets and the Conveyed Intellectual Property Rights, and to create and/or use CMU-created Derivatives, solely for internal research, academic, or administrative purposes. For avoidance of doubt, neither CMU nor its Affiliates shall have any right to use the Transferred Assets or the Conveyed Intellectual Property Rights for any commercial venture or use without the prior written consent of Apollo (except as provided in Sections 3.1(b) and 3.1(d)(ii) relating to the Funded Patent above and Section 3.2(b) relating to Know-How above). Without limiting the generality of the foregoing, CMU shall not use the Transferred Assets or the Conveyed Intellectual Property Rights in any entity that is not CMU or an Affiliate thereof (except as provided in Sections 3.1(b) and 3.1(d)(ii) relating to the Funded Patent above and Section 3.2(b) relating to Know-How above). Notwithstanding the foregoing, CMU and its Affiliates shall have and Apollo hereby grants to CMU and its Affiliates, a royalty free, fully paid up, non-exclusive, irrevocable, worldwide, perpetual, unlimited, sublicensable license to use the Limited TDK Software (as defined in Schedule 4.7(b)) (and the Conveyed Intellectual Property Rights in the Limited TDK Software) solely as embedded in the Genetics Cognitive Tutor (as identified in Schedule 4.7(b)), provided that such Limited TDK Software is not provided to any third party on a standalone basis or in source code form (with no limitation on the number of tiers of sublicenses).
(b)    No provision of this Agreement shall restrict CMU’s ability to conduct further research and development in the general areas of the Transferred Assets or other areas, including government and/or privately sponsored activities, and/or to collaborate with other universities regarding the general areas of the Transferred Assets or other areas. For the avoidance of doubt, this Section 3.5(b) does not grant CMU any right or license under any Apollo or CL Technology or Intellectual Property Rights (including, without limitation, the Transferred Assets and/or Conveyed Intellectual Property Rights).
3.6    Acknowledgement and Consent. CMU acknowledges that CL owns all right, title and interest in and to the CARNEGIE LEARNING mark and name, worldwide. Notwithstanding the provisions of the Agreement and Consent, dated August 13, 1999, between CMU and CL, CMU hereby agrees that CL (and any successor of CL or of CL’s assets) shall not be limited to any field of business or prohibited from engaging in any type of business, and may use and exploit the CARNEGIE LEARNING mark and name worldwide in connection with any business, products or services, without limitation.
4.CONSIDERATION AND COVENANTS
4.1    Fees. In consideration of the rights granted to Apollo under this Agreement, Apollo will pay to CMU the fees set forth on Exhibit D on the dates set forth on Exhibit D (collectively, the “Fees”).
4.2    Taxes. The Parties acknowledge and agree that no portion of the consideration payable pursuant to this Agreement to CMU shall be deducted or withheld from payment by Apollo. CMU shall defend, indemnify, and hold harmless Apollo from and against any liability, damage, loss or expense incurred by or imposed on Apollo by reason of any requirement of Apollo to withhold and pay to the appropriate taxing authorities pursuant to any applicable tax laws of the United States, any state, or any other country, any portion of the consideration payable pursuant to this Agreement to CMU.
4.3    Payment Terms. CMU shall send Apollo written invoices for all Fees at least sixty (60) days prior to the applicable payment dates referenced on Exhibit D, and Apollo shall make such payments on such payment dates. A failure by CMU to submit one or more invoices shall not be deemed to be a waiver of the right to receive all or any portion of the Fees. All payments to be made by Apollo hereunder shall be payable prior to 1:00 p.m. Eastern Time on the date when due, without presentment, demand, protest or, except for the foregoing written invoices, notice of any kind, all of which are hereby expressly waived by Apollo, and without set-off, counterclaim or other deduction of any nature (subject to Section 4.5), and an action therefor shall immediately accrue.
4.4    Obligation to Pay Fees.
(a)    Event of Default. Subject to Section 4.5, an “Event of Default” shall be deemed to occur if Apollo fails to make any payment of the Fees on the date on which such payment becomes due and such default continues unremedied for a period of thirty (30) days after CMU provides Apollo written notice of such failure.
(b)    Consequences of Event of Default. If Apollo has failed to make the payment that is the subject of an Event of Default within one hundred twenty (120) days of the occurrence of such Event of Default, CMU may declare the entire balance of all unpaid Fees immediately due and payable in full at which time all Fees shall become immediately due and payable. Interest shall accrue as of the date of an Event of Default and be payable on all Fees that are the subject of such Event of Default at an interest rate of five percent (5%), per, annum. The rights of CMU under this Section are in addition to any other rights and remedies that CMU may have under this Agreement, applicable law, at law and in equity. Apollo shall pay all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees and court costs, incurred by CMU in the enforcement of its rights under this Section and collection of the Fees. All remedies hereunder shall be cumulative and shall be available to CMU at all times until the Fees and interest, as applicable, have been paid in full. No delay or omission of CMU to exercise any right or power under this Agreement shall impair such right or power or be construed to be a waiver of any Event of Default and any single or partial exercise of any such right or power shall not preclude any other or further exercise thereof or the exercise of any other right or power, and no waiver whatsoever shall be valid unless it is in writing signed by CMU and then only to the extent specifically set forth in such writing.
(c)    Subsidiary Guarantee. As security for Apollo’s payment obligations hereunder, Apollo shall cause The University of Phoenix, Inc., to provide a guarantee in favor of CMU in the form attached as Exhibit F.
4.5    Escrow and Offset of Fees.
(a)    In the event that a suit is filed by any third party, not involved with the ownership or operation of Apollo or CL, alleging that the Transferred Assets violated such third party’s Intellectual Property Rights, Fees then due but unpaid and those later coming due while such allegations are pending, to the extent necessary to cover the claims in such suit that Transferred Assets violated such third party’s Intellectual Property Rights (hereinafter the “Claims”) may be deposited by Apollo in escrow (the “Infringement Escrowed Amounts”) with a mutually agreeable third party (the “Escrow Agent”) pursuant to the terms of an escrow agreement which shall be mutually agreed upon by CMU and Apollo (it being understood that CMU and Apollo shall act reasonably and not arbitrarily whenever mutual agreement is required under the preceding sentence). CMU may participate in, but not control, such suit to protect its interests. The Infringement Escrowed Amounts shall be released within thirty (30) days after the earlier of the execution of an agreement, executed by CMU, Apollo and the third party, finally resolving the Claims or the issuance of a final non-appealable order of the court or arbitrator finally resolving the Claims (the “Final Resolution”). If the Final Resolution finally determines that the Transferred Assets violated such third party’s Intellectual Property Rights (“Final Determination That CMU is Responsible”), the Infringement Escrowed Amounts shall be paid to the following persons or entities in the following priority: (i) to any third party which, in connection with the Final Resolution, is entitled to the payment of a royalty or license fee regarding the Claims but only for such amounts owed for the time period beginning with the date the Claims are made and ending on the date of the Final Resolution; (ii) to Apollo for any expenses and fees (including reasonable attorneys’ fees) incurred by the Apollo in connection with the Claims; and (iii) the balance to CMU; amounts paid under the foregoing parts (i), (ii), and (iii) of this sentence shall be credited toward Apollo’s obligations to pay any Fees to CMU under this Agreement. If the Final Resolution does not contain a Final Determination That CMU is Responsible, then the entire Infringement Escrowed Amounts shall be paid to CMU.

Notwithstanding the foregoing, the aggregate Infringement Escrowed Amounts together with any amounts paid by CMU pursuant to Section 11.1, shall in no event exceed $4,500,000 in the aggregate (it being understood that CMU’s aggregate liability under this Section 4.5 and Section 11.1 shall in no event exceed $4,500,000 in the aggregate). If at any time the aggregate amounts paid or payable by CMU pursuant to Section 11.1 and the aggregate amounts of the Infringement Escrowed Amounts (including amounts paid previously paid from the Infringement Escrowed Amounts) exceed $4,500,000, CMU shall pay to Apollo the amounts due pursuant to Section 11.1, and upon receipt of such payment by Apollo, and an amount equal to such excess shall be immediately released by the Escrow Agent from the Infringement Escrowed Amounts and each Party shall take all actions necessary or appropriate to effect such release.
(b)    In the event that Apollo obtains a final, non-appealable judgment against CMU arising from a breach of Section 3.1(b), Section 3.1(d)(ii) or Section 3.5, Apollo may offset the next succeeding payable Fees in an amount not to exceed the amount of such judgment.
4.6    Covenants. CMU hereby covenants that:
(a)    CMU shall not use any CL Marks or apply for registration of any CL Marks (or any mark confusingly similar thereto) anywhere in the world; and
(b)    CMU shall not challenge Apollo’s or CL’s ownership or use of the CL Marks.
4.7    Representations. CMU hereby represents and warrants that:
(a)    Except as set forth on Schedule 4.7(a), CMU has not disclosed, licensed or granted any third party rights of use of or to the Transferred Assets to any entity (other than to CL);
(b)    Except as set forth on Schedule 4.7(b), CMU’s products or services do not use any Transferred Assets;
(c)    Except as set forth in Schedule 4.7(c), CMU’s use of any CL Technology disclosed to CMU by CL pursuant to the CMU-CL Agreements has been strictly as permitted under the CMU-CL Agreements;
(d)    the Transferred Assets do not contain or use any third party Technology;
(e)    the Transferred Assets do not contain or use any open source software; and
(f)    Except as set forth on Schedule 4.7(f) , to CMU’s knowledge, CMU does not own any United States or foreign patents or patent applications (other than the Funded Patent) that contain claims expressly directed toward cognitive tutors.
The Parties acknowledge and agree that the representations and warranties set forth in this Section 4.7 shall survive for a period of thirty (30) months commencing on the Effective Date.

5.FUNDED PATENTS PROSECUTION AND ENFORCEMENT
5.1    Prosecution.
(a)    Responsibility. Apollo shall have the sole right and responsibility for preparing, filing, prosecuting and maintaining the Funded Patent and for paying all associated costs. For purposes of this Agreement, patent prosecution includes, without limitation, ex parte prosecution, interference proceedings, reissues, reexaminations, oppositions, patent term extensions and supplemental protection certificates.
(b)    Cooperation. CMU shall cooperate with Apollo in preparing, filing, prosecuting and maintaining the Funded Patent, including without limitation executing documents pertaining to the Funded Patent and seeking the cooperation of the inventor(s) of the Funded Patent. CMU shall provide Apollo with prompt written notice of any matter that comes to CMU’s attention that may affect the patentability, validity or enforceability of the Funded Patent.
(c)    Covenant Not To Prosecute. CMU hereby covenants and agrees not to prosecute any invention disclosed by the Funded Patent.
5.2    Enforcement.
(a)    Notice. If at any time during the term of this Agreement, CMU becomes aware of an apparent infringement in a particular country of the Funded Patent, it must promptly notify Apollo in writing.
(b)    Action by Apollo. Apollo has the sole right, but not the obligation, to enforce the Funded Patent and prosecuting apparent infringers at its expense and in its own name when, in its judgment, such action may be reasonably necessary. Apollo has the right to join CMU as a party-plaintiff in connection with such rights, at Apollo’s expense.
(c)    Cooperation. If Apollo initiates legal proceedings to enforce the Funded Patent, CMU shall cooperate with and supply all assistance reasonably requested by Apollo, at Apollo’s request and expense.
(d)    No Distribution of Amounts Paid by Third Parties. In any legal proceeding brought by Apollo, Apollo shall recover any and all damages or other amounts recovered as a result of the proceeding, without any obligation to provide any amounts to CMU.
(e)    Declaratory Judgment Actions. If any third party initiates a declaratory judgment action alleging the invalidity or unenforceability of the Funded Patent, then Apollo shall have the right to defend and settle such action under its own control and at its own expense, and CMU and Apollo shall cooperate in good faith to defend such action. Any recovery associated with this Section 5.2(e) shall belong solely to Apollo.

6.CMU-CL AGREEMENTS
6.1    Certain Acknowledgements and Agreements.
(a)    Termination of CMU-CL Agreements. The Parties hereby acknowledge and agree that, as of the TALA Closing Date, the CMU-CL Agreements are terminated in their entirety and, no rights, obligations or claims under the CMU-CL Agreements will survive such termination.
(b)    Satisfaction of Royalties. The Parties hereby acknowledge and agree that, (i) CL will pay to CMU $106,281 on or before August 8, 2011 and (ii) immediately prior to the Closing Event, CL is paying to CMU $382,180, all in full satisfaction of all royalties owed by CL to CMU under the CMU-CL Agreements.
(c)    Dispute Moratorium. The Parties acknowledge that certain disputes have arisen between CL and CMU arising under the CMU-CL Agreements, including whether or not the CMU-CL Third Agreement remains in effect. CMU and CL shall not initiate or pursue any claims relating to any such disputes or any other dispute during the period commencing on the Effective Date and ending on the earlier to occur of the TALA Closing and the termination of this Agreement. For the avoidance of doubt, as of the TALA Closing Date, all such claims are released pursuant to Section 6.2 and Section 6.3.
6.2    CMU Release of Apollo and CL. As of the TALA Closing Date, CMU hereby releases Apollo and CL from any and all claims, liability, obligations, fees, and any other claims or allegations of any kind or nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, in equity or in law or otherwise, that CMU ever had or now has, for, upon, or by reason of any matter, cause or thing whatsoever against Apollo and CL, to the extent arising out of or related to the CMU-CL Agreements. CMU represents that it has read and understood California Civil Code 1542 and hereby waives the provisions of California Civil Code 1542, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially effected his settlement with the debtor.” In addition, each party hereby knowingly and voluntarily waives any protection that may exist under any comparable or similar statutes and principles of common law as it pertains to the enforcement of the releases provided by this section. By way of clarification, the release set forth in this Section 6.2 is not intended to release Apollo or CL from paying the amounts provided in Section 6.1(b).
6.3    Apollo and CL Release of CMU. As of the TALA Closing Date, except as provided in Section 4.7(c) and Section 6.4, Apollo and CL hereby release CMU from any and all claims, liability, obligations, fees, and any other claims or allegations of any kind or nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, in equity or in law or otherwise, that Apollo and CL ever had or now has, for, upon, or by reason of any matter, cause or thing whatsoever against CMU, to the extent arising out of or related to the CMU-CL Agreements. Apollo and CL represent that they have read and understood California Civil Code 1542 and hereby waive the provisions of California Civil Code 1542, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially effected his settlement with the debtor.” In addition, Apollo and CL hereby knowingly and voluntarily waive any protection that may exist under any comparable or similar statutes and principles of common law as it pertains to the enforcement of the releases provided by this section. By way of clarification, the release set forth in this Section 6.3 is not intended to release CMU from liability arising under Section 11.1 from a breach of the representation set forth in Section 4.7(c) or under Section 6.4.
6.4    Initial Founders Release of Apollo and CL. CMU may, at its election, obtain from each Initial Founder a signed release for the benefit of Apollo and CL of substantially the same scope as the release set forth in Section 6.2, and send a copy of each such release to Apollo. In the absence of obtaining and delivering such a release by an Initial Founder, CMU agrees to defend, indemnify, and hold harmless Apollo and CL from and against any liability, damage, loss or expense (including attorneys’ fees and expenses) incurred by or imposed on Apollo or CL by reason of any claim made by an Initial Founder against Apollo or CL under the CMU-CL Agreements.
6.5    No Further Payments. Without limiting the generality of the foregoing, and except as set forth in 6.1(b), the Parties hereby acknowledge and agree that effective as of the TALA Closing: (a) CL has no further payment obligations under the CMU-CL Agreements; and (b) neither Apollo, nor CL, has any obligation to make any payments to CMU for any Exploitation of any CL Technology.
7.RIGHT OF FIRST NEGOTIATION
7.1    CTAT/Genetics Right of First Negotiation.
(a)    Exclusive License. During the period commencing on the Effective Date and ending on the fifth (5th) anniversary thereof (the “Exclusive ROFN Term”), each time CMU decides to explore an arrangement pursuant to which CMU would sell or exclusively license in all fields of use all or a portion of CMU’s right, title and interest in and to CTAT or the Genetics Cognitive Tutor (“ROFN Technology”) for commercial purposes, CMU shall, at any time but prior to entering into a written agreement or license effecting such sale or exclusive license, notify Apollo in writing of such intention and provide to Apollo copies of CMU’s information related to such ROFN Technology relevant to Apollo’s evaluation (other than Source Code and other than information that is confidential to third parties). All such information disclosed by CMU shall be deemed to be CMU Confidential Information. If Apollo elects in writing within thirty (30) days (the “Exclusive License Notice Period”) after receipt of such notice (the “Exclusive License Negotiation Election”), Apollo and CMU shall thereafter negotiate a purchase or exclusive license (as applicable) of such ROFN Technology for ninety (90) days after Apollo’s notice of such election (such ninety (90) day period is referred to as the “Exclusive License Exclusivity Period”). If Apollo fails to make the Exclusive License Negotiation Election, or if Apollo and CMU do not enter into a binding agreement within the Exclusive License Exclusivity Period, in each Party’s sole and absolute discretion, then CMU shall thereafter have the right to enter into any agreement or arrangement regarding such ROFN Technology with one or more third parties during the two hundred and seventy (270) day period commencing on the expiration of the Exclusive License Notice Period (if Apollo does not make the Exclusive License Negotiation Election) or the expiration of the Exclusive License Exclusivity Period (if Apollo does make the Exclusive License Negotiation Election) (such two hundred and seventy (270) day period is referred to as the “Exclusive License

Third Party Period”) (without any further rights by, or notice to, Apollo during the Exclusive License Third Party Period). Notwithstanding the foregoing, if Apollo made the Exclusive License Negotiation Election and CMU subsequently proposes to sell or exclusively license the ROFN Technology during the Exclusive License Third Party Period to a for-profit educational institution or any Person who owns, controls, is under common control, or is controlled by a for-profit educational institution on terms that are materially more favorable to such entity than were offered by CMU to Apollo during the Exclusive License Exclusivity Period, then, before CMU enters into such agreement, CMU shall once again comply with this Section. For purposes of this Article 7, “controls,” “control” and “controlled” shall have the corresponding meaning given to the term “control” within Section 1.3 of this Agreement. If CMU does not enter into a sale or exclusive license for such ROFN Technology during an Exclusive License Third Party Period, then any future sale or exclusive license of the ROFN Technology shall again be subject to this Section (provided that such subsequent sale or exclusive license is within the Exclusive ROFN Term). This Section shall terminate and be of no further force or effect at the expiration of the Exclusive ROFN Term.
(b)    Non-Exclusive License. During the period commencing on the Effective Date and ending on the third (3rd) anniversary thereof (the “Non-Exclusive ROFN Term”), each time CMU decides to explore an arrangement pursuant to which CMU would non-exclusively license ROFN Technology for commercial purposes, CMU shall, at any time but in any event prior to entering into a written agreement or license effecting such license, notify Apollo in writing of such intention and provide to Apollo copies of CMU’s information related to such ROFN Technology relevant to Apollo’s evaluation (other than Source Code and other than information that is confidential to third parties). All such information disclosed by CMU shall be deemed to be CMU Confidential Information. If Apollo elects in writing within thirty (30) days (the “Non-Exclusive License Notice Period”) after receipt of such notice (the “Non-Exclusive License Negotiation Election”), Apollo and CMU shall thereafter negotiate a license of such ROFN Technology for ninety (90) days after Apollo’s notice of such election (such ninety (90) day period is referred to as the “Non-Exclusive License Exclusivity Period”). If Apollo fails to make the Non-Exclusive License Negotiation Election, or if Apollo and CMU do not enter into a binding agreement which would prohibit CMU from granting non-exclusive licenses within the Non-Exclusive License Exclusivity Period, in each Party’s sole and absolute discretion, then CMU shall thereafter have the right to enter into any non-exclusive license regarding such ROFN Technology with one or more third parties during the two hundred and seventy (270) day period commencing on the expiration of the Non-Exclusive License Notice Period (if Apollo does not make the Non-Exclusive License Negotiation Election) or the expiration of the Non-Exclusive License Exclusivity Period (if Apollo does make the Non-Exclusive License Negotiation Election) (such two hundred and seventy (270) day period is referred to as the “Non-Exclusive License Third Party Period”) (without any further rights by, or notice to, Apollo during the Non-Exclusive License Third Party Period). Notwithstanding the foregoing, if Apollo made the Non-Exclusive License Negotiation Election and CMU subsequently proposes to non-exclusively license the ROFN Technology during the Non-Exclusive License Third Party Period to a for-profit educational institution or any Person who owns, controls, is under common control, or is controlled by a for-profit educational institution on terms that are materially more favorable to such entity than were offered by CMU to Apollo during the Non-Exclusive License Exclusivity Period, then, before CMU enters into such agreement, CMU shall once again comply with this Section (except that such requirement shall not apply to a form object-code non-exclusive license (including, without limitation, click-through licenses)). Any non-exclusive license of the ROFN Technology after the expiration of a Non-Exclusive License Third Party Period shall again be subject to this Section (provided that such subsequent license is within the Non-Exclusive ROFN Term). This Section shall terminate and be of no further force or effect at the expiration of the Non-Exclusive ROFN Term.
7.2    CTAT Research Collaboration. CMU and Apollo will discuss a sponsored research project during the sixty (60) day period following the Effective Date (the “CTAT Discussion Period”) pursuant to which Apollo would sponsor a project to research and develop a material improvement to CTAT as agreed-upon by CMU and Apollo. During the CTAT Discussion Period, CMU will not enter into any commercial license of CTAT. If Apollo and CMU do not enter into a sponsorship agreement during the CTAT Discussion Period, then this Section 7.2 shall be of no further force or effect.
7.3    Founder Technology Right of First Negotiation. During the period commencing on the Effective Date and ending on the third (3rd) anniversary thereof (the “Founder ROFN Term”), each time CMU decides to explore an arrangement pursuant to which CMU would sell or license all or a portion of CMU’s right, title and interest in and to Founder Technology for commercial purposes, CMU shall, at any time but in any event prior to entering into a written agreement or license effecting such sale or license, notify Apollo in writing of such intention and provide to Apollo copies of CMU’s information related to such Founder Technology relevant to Apollo’s evaluation (other than Source Code and other than information that is confidential to third parties). All such information disclosed by CMU shall be deemed to be CMU Confidential Information. If Apollo elects in writing within thirty (30) days (the “Founder Notice Period”) after receipt of such notice (the “Founder Negotiation Election”), Apollo and CMU shall thereafter negotiate a purchase or license (as applicable) of such Founder Technology for ninety (90) days after Apollo’s notice of such election (such ninety (90) day period is referred to as the “Founder Exclusivity Period”). If Apollo fails to make the Founder Negotiation Election, or if Apollo and CMU do not enter into a binding agreement within the Founder Exclusivity Period which would preclude licenses of the Founder Technology, in each Party’s sole and absolute discretion, then CMU shall thereafter have the right to enter into any agreement or arrangement regarding such Founder Technology with one or more third parties during the two hundred and seventy (270) day period commencing on the expiration of the Founder Notice Period (if Apollo does not make the Founder Negotiation Election) or the expiration of the Founder Exclusivity Period (if Apollo does make the Founder Negotiation Election) (such two hundred and seventy (270) day period is referred to as the “Founder Third Party Period”) (without any further rights by, or notice to, Apollo during the Founder Third Party Period). Notwithstanding the foregoing, if Apollo made the Founder Negotiation Election and CMU subsequently proposes to sell or license the Founder Technology during the Founder Third Party Period to a for-profit educational institution or any Person who owns, controls, is under common control, or is controlled by a for-profit educational institution on terms that are materially more favorable to such entity than were offered by CMU to Apollo during the Founder Exclusivity Period, then, before CMU enters into such agreement, CMU shall once again comply with this Section. Any sale or license of the Founder Technology after the expiration of a Founder Third Party Period shall again be subject to this Section (provided that such subsequent sale or exclusive license is within the Founder ROFN Term). This Section shall terminate and be of no further force or effect at the expiration of the Founder ROFN Term.
7.4    Apollo’s rights under this Section 7 are not assignable, in whole or in part.
8.CONFIDENTIALITY
8.1    “Confidential Information” means any and all technical and non-technical information disclosed by one Party (“Disclosing Party”) to another (“Receiving Party”) under this Agreement and related to the past, present or future Adaptive Learning Field or technology of the Disclosing Party, including without limitation information constituting or concerning research, development, processes and methodologies; product architecture, designs and specifications; software, whether human-readable or machine-readable; product, marketing, sales and Adaptive Learning Field development plans and strategies; competitive analyses; financial analyses and forecasts; cost and pricing data; procurement requirements and vendor information; customers and prospects; licensing and distribution arrangements; the identity, skills and compensation of employees, contractors and consultants; and third party information that the Disclosing Party is obligated to maintain in confidence. In order for information to be deemed to be Confidential Information, it must be clearly marked as confidential. Notwithstanding the forgoing, all of the Transferred Assets (other than the Know-How) will be considered Apollo Confidential Information. Further, each Party agrees to treat the terms and conditions of this Agreement as the Confidential Information of each of the other Parties.
8.2    Confidentiality Obligations. Each Party will hold in confidence and shall not use or disclose to any third party any Confidential Information of another Party. Each Party shall only use the other Party’s Confidential Information as necessary to perform its obligations, or as otherwise permitted, under this Agreement and for no other purpose.
8.3    Exclusions. Notwithstanding the foregoing, neither the Disclosing Party nor the Receiving Party shall have any obligation under this Section 8 with respect to any information that it can prove is: (i) now or hereafter, through no unauthorized act or failure to act on the Receiving Party’s part, generally known to the public; (ii) known to the Receiving Party without an obligation of confidentiality effective at the time the Receiving Party received the same from the Disclosing Party, as evidenced by written records; (iii) hereafter furnished to the Receiving Party by a third party as a matter of right and without restriction on disclosure to the Disclosing Party; or (iv) independently developed by the Receiving Party without use of or access to the Disclosing Party’s Confidential Information. Nothing in this Agreement shall prevent the Receiving Party from disclosing information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the Receiving Party will: (a) assert the confidential nature of the information to the agency; (b) immediately notify the Disclosing Party in writing of the agency’s order or request to disclose; and (c) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

8.4    Injunctive Relief. Each Party agrees that it would be impossible or inadequate to measure and calculate the other Party’s damages from any breach of this Section 8. Accordingly, each Party agrees that if such Party breaches such provisions, the other Party will have available, in addition to any other right or remedy available, the right to seek from any court of competent jurisdiction an injunction restraining such breach or threatened breach and to seek specific performance of any such provisions. Each Party further agrees that no bond or other security will be required in obtaining such equitable relief.
9.WARRANTIES
9.1    Mutual Warranties. Each Party represents and warrants to the other that: (i) it has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder do not conflict with or constitute a default under any of its contractual obligations.
9.2    CMU Warranties. CMU represents and warrants that: (i) it owns full and undiminished right, title and interest in and to all Transferred Assets, and has all rights necessary to make the assignment herein; and (ii) the Transferred Assets are free of any Encumbrances (other than (a) with respect to the Funded Patent, the Permitted Encumbrances in Section 1.71(i); and (b) with respect to all other Transferred Assets, the Permitted Encumbrances in Section 1.71(ii)).
9.3    WARRANTY DISCLAIMER. THE EXPRESS TERMS OF THIS AGREEMENT ARE IN LIEU OF ALL WARRANTIES, CONDITIONS, TERMS, UNDERTAKINGS AND OBLIGATIONS IMPLIED BY STATUTE, COMMON LAW, CUSTOM, TRADE USAGE, COURSE OF DEALING OR OTHERWISE, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED TO THE FULLEST EXTENT PERMITTED BY LAW.
10.LIMITATION OF LIABILITY
EXCEPT FOR OBLIGATIONS UNDER BREACHES OF SECTION 8 (CONFIDENTIALITY) AND OBLIGATIONS UNDER SECTION 11 (INDEMNIFICATION) UNDER NO CIRCUMSTANCES WILL ANY PARTY BE LIABLE TO THE OTHER PARTIES, UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT OR TORT AND WHETHER OR NOT SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN. EXCEPT FOR OBLIGATIONS UNDER SECTION 6.4 (FOUNDERS RELEASE OF APOLLO AND CL), BREACHES OF SECTION 8 (CONFIDENTIALITY), BREACHES OF SECTION 9.1 (MUTUAL WARRANTIES),

BREACHES OF SECTION 9.2 (CMU WARRANTIES), AND LOST PROFITS RESULTING FROM ANY BREACH OF SECTION 3.5 (RETAINED RIGHTS), IN NO EVENT SHALL EACH PARTY’S LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE FEES PAID OR PAYABLE UNDER THIS AGREEMENT. THE PARTIES AGREE THAT THIS SECTION REPRESENTS A REASONABLE ALLOCATION OF RISK.

11.INDEMNIFICATION
11.1    Indemnification by CMU. CMU and its successors and assigns shall defend, indemnify, and hold harmless Apollo and its officers, employees and attorneys from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses) incurred by or imposed upon Apollo and/or its officers, employees and attorneys in connection with any claim, suit, action or demand arising out of any misrepresentation by CMU under Sections (i) 4.7; (ii) 9.1; and (iii) 9.2 of this Agreement.
11.2    Indemnification by Apollo. Apollo and its successors and assigns (collectively, the “Apollo Group”) shall defend, indemnify, and hold harmless CMU and its trustees, officers, employees and attorneys from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses) incurred by or imposed upon any of CMU and/or its trustees, officers, employees and attorneys in connection with any claim, suit, action or demand arising out of or relating to any misrepresentation by Apollo under (i) Section 9.1 or (ii) Apollo Group’s use of, disposition of, or conduct regarding the Transferred Assets and/or the Funded Patent and/or the CMU Trademark, including but not limited to, any claims of product liability, personal injury (including, but not limited to, death), damage to property or violation of any laws or regulations including, but not limited to, claims of active or passive negligence.
11.3    Limit on Indemnification under Section 11. Notwithstanding Section 10, Section 11.1 and Section 11.2 above, (a) the aggregate liability of CMU and Apollo relating to all claims for indemnification under Section 11.1(i) or Section 11.2(i) (and in the case of CMU, the aggregate liability of CMU relating to claims under Section 11.1(i) together with amounts paid or payable pursuant to Section 4.5(a)), respectively, shall not exceed $4,500,000 for each of CMU and Apollo; (b) CMU and Apollo shall not be required to indemnify, defend or hold harmless the other Party with respect to any claim for indemnification pursuant to Section 11.1 or Section 11.2, respectively, unless and until the aggregate losses with respect to all such claims exceed $50,000 in which case the indemnifying Party shall be liable only for those losses that exceed such minimum threshold; and (c) in no event may any claims for indemnification under Section 11.1 be made more than thirty (30) months after the Effective Date. For purposes of Section 11.3(a) above, Infringement Escrow Amounts remaining in escrow shall not be included as amounts paid or payable pursuant to Section 4.5(a) unless and until payable from the Escrow, so long as the Escrow Agent and Apollo shall have complied in all respects with the last sentence of Section 4.5(a). Upon a direct or indirect assignment of the rights of indemnification under the Merger Agreement (including, without limitation, in connection with a merger or disposition of a subsidiary, division or assets of Apollo), the amounts payable under Section 11.1 shall be reduced by Losses for which indemnification is sought from the Indemnifying Equityholders by or on behalf of the successor or purchaser, as applicable (or its assigns or successors), arising under the facts giving rise to the applicable misrepresentation.

11.4    Method of Asserting Claims. Claims for indemnification by any Indemnified Party will be asserted and resolved as follows.
(a)    In the event any claim or demand in respect of which an Indemnified Party might seek indemnity is asserted against or sought to be collected from such Indemnified Party by a Person other than the Parties (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend is prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party accepts or disputes its liability to the Indemnified Party and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.
(i)    If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim, then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted or defended by the Indemnifying Party to a final conclusion or will be settled at the reasonable discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in its sole discretion in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full). Subject to the foregoing, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the cost and expense of the Indemnifying Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this Section (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided, further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section and, except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section with respect to such Third Party Claim.
(ii)    If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim, or if the Indemnifying Party gives such notice but any time thereafter fails to prosecute or defend vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the reasonable discretion of the Indemnified Party (provided that the Indemnified Party shall give the Indemnifying Party prior notice of such settlement). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof subject to the foregoing sentence; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this Section, if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in Subsection (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section, and the Indemnifying Party will bear its own costs and expenses with respect to such participation.
(iii)    If the Indemnifying Party notifies the Indemnified Party that it accepts its indemnification liability to the Indemnified Party with respect to the Third Party Claim or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the loss identified in the Claim Notice, as finally determined, will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such loss to the Indemnified Party on demand. If the Indemnifying Party timely disputes its liability with respect to such Third Party Claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(b)    In the event any Indemnified Party should have a claim for indemnification against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure or delay by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party is prejudiced by such failure or delay. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the loss indemnified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party and the

Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.
11.5    Exclusivity as to Representations and Warranties. The representations and warranties (and the related schedules) set forth herein are the sole and exclusive representations and warranties made by the Parties. No Party shall be deemed to have made any representation or warranty other than as expressly made herein.
12.TERM AND TERMINATION; CLOSING
12.1    Term. The term of this Agreement will commence on the Effective Date and continue indefinitely, and may not be terminated by any Party except as expressly provided in Section 12.2 below (the “Term”), except that certain rights and obligations may be terminated as expressly provided in this Agreement.
12.2    Termination For No Closing Event. This Agreement will automatically terminate if the Closing Event does not occur in accordance with the Merger Agreement.
12.3    Effect of Termination. Upon termination of this Agreement pursuant to Section 12.1 or Section 12.2, this Agreement will be of no force and effect, and no Sections of this Agreement will survive such termination. Notwithstanding the foregoing, the Parties will return all materials received under this Agreement to the Party providing such materials.
12.4    Closing.
(a)    The obligations of Apollo to consummate the closing of the transactions contemplated by this Agreement (the “TALA Closing”) is subject to the fulfillment of the following conditions of the TALA Closing:
(i)    The representations and warranties of set forth in Section 9.1 with respect to CL and CMU, and in Sections 4.7 and 9.2 with respect to CMU, shall be true and correct in all material respects, in each case as of the Effective Date and at and as of the TALA Closing Date as though then made and as though the TALA Closing Date were substituted for the Effective Date throughout such representations and warranties;
(ii)    Each of CMU and CL shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the TALA Closing Date;
(iii)    CMU shall have fulfilled (in Apollo’s sole discretion) its delivery and evidence obligations under Section 2.3; and
(iv)    the Closing Event shall have occurred.

(b)    The obligations of CMU to consummate the TALA Closing is subject to the fulfillment of the following conditions of the TALA Closing:
(i)    The representations and warranties of set forth in Section 9.1 with respect to Apollo and CL shall be true and correct in all material respects, in each case as of the Effective Date and at and as of the TALA Closing Date as though then made and as though the TALA Closing Date were substituted for the Effective Date throughout such representations and warranties;
(ii)    Each of Apollo and CL shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the TALA Closing Date; and
(iii)    the Closing Event shall have occurred.
(c)    The obligations of CL to consummate the TALA Closing is subject to the fulfillment of the following conditions of the TALA Closing:
(i)    The representations and warranties of set forth in Section 9.1 with respect to Apollo and CMU shall be true and correct in all material respects, in each case as of the Effective Date and at and as of the TALA Closing Date as though then made and as though the TALA Closing Date were substituted for the Effective Date throughout such representations and warranties;
(ii)    Each of Apollo and CMU shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the TALA Closing Date; and
(iii)    the Closing Event shall have occurred.
(d)    The TALA Closing shall take place at the offices of Morgan Lewis, One Oxford Centre, Thirty-Second Floor, Pittsburgh, PA 15219, simultaneously with the Closing Event; provided that any Party may participate remotely in the TALA Closing by electronic delivery of documents and/or funds. The date and time of the TALA Closing are referred to herein as the “TALA Closing Date”.
13.GENERAL
13.1    Government Approvals. Each Party agrees to comply with all applicable laws and regulations, and to obtain any government approvals which are necessary to obtain for the Party to perform hereunder.
13.2    Relationship of The Parties. Each Party is an independent contractor of the other Party. Nothing in this Agreement will constitute a partnership between or joint venture by the Parties, or constitute any Party the agent of the other Parties.

13.3    Governing Law. This Agreement, and any and all disputes arising out of or relating to this Agreement, will be governed by and construed under the laws of Delaware, without reference to its conflicts of law principles. Without limitation of the foregoing, Delaware law relating to obligations to mitigate damages, if any, shall govern (and this Agreement shall not constitute a waiver thereof).
13.4    Resolution of Disputes. Any dispute, claim or controversy that may arise in connection with this Agreement shall be first negotiated in good faith by the Parties, and if such negotiations do not result in a mutually agreeable resolution, any Party may bring a claim against the other Parties, provided that such claim shall be exclusively brought in the state or federal courts located in Delaware. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts for any such claims, and waives any objections to such courts based on venue or the doctrine of forum non conveniens.
13.5    Publicity. CMU and Apollo will mutually agree to any public disclosure regarding the subject matter of this Agreement, including press releases and disclosure on each other’s website, and CMU and Apollo must review and approve in writing proposed press releases and disclosures; provided neither CMU nor Apollo may unilaterally issue any press release, or make any public disclosure, without such other Party’s prior written approval, except as necessary to comply with applicable law.
13.6    Assignment. Except as otherwise provided herein, this Agreement may not be assigned, in whole or in part, by any Party without the other Parties’ prior written consent, and any such assignment shall be void. Notwithstanding the foregoing, Apollo may assign this Agreement and any of its rights and/or obligations hereunder (other than its rights under Section 3.4) upon written notice to the other Parties, to any of its Affiliates or to an entity with or into which it is merged or consolidated or to which it sells all or substantially all its capital stock or assets associated with the operations related to this Agreement, without the consent of the other Parties subject to the condition precedent that such assignee expressly agrees in writing to assume Apollo’s obligations under this Agreement and executes and delivers to CMU such agreement in writing to CMU.
13.7    Successors and Assigns; Third Party Beneficiaries. Subject to Section 13.6, this Agreement and all respective Intellectual Property Rights set forth herein, shall bind and inure to the benefit of each Party and their respective permitted successors or assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
13.8    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and merges all discussions, representations, covenants, promises, discussions, negotiations, and exchanges between them with respect thereto.
13.9    Modification and Waiver. No modification of or amendment to this Agreement will be effective unless in writing signed by authorized representatives of each Party. No waiver of any rights is to be charged against any Party unless such waiver is in writing signed by an authorized representative of the Party so charged.

13.10    Notices. All notices and other communications hereunder will be in writing and will be deemed effective when delivered by hand or by facsimile transmission, or upon receipt when mailed by registered or certified mail (return receipt requested), postage prepaid, or by bonded overnight courier, to the Parties at the addresses listed below (or at such other address for a Party as shall be specified by written notice):
If to Apollo:

4025 South Riverpoint Parkway

        Phoenix, Arizona 85040

        Attention: General Counsel

If to CMU:
Carnegie Mellon University
4615 Forbes Avenue, Suite 302
Pittsburgh, PA 15213
Attention: Director, Center for Technology Transfer and Enterprise Creation
Facsimile: 412-268-7395

With a copy to:

Mary Jo Dively, Esq.
Vice President and General Counsel
Carnegie Mellon University
5000 Forbes Avenue
Pittsburgh, PA 15213
Facsimile: (412) 268-2330

If to CL:

Carnegie Learning, Inc.
Frick Building, 20th Floor
437 Grant Street
Pittsburgh, PA 15219
Attn: Chief Executive Officer
Facsimile: (412) 690-2444

With a copy to:

McGuireWoods LLP
EQT plaza
625 Liberty Avenue, 23rd Floor
Pittsburgh, PA 15222
Attn: Scott E. Westwood
Facsimile: (412) 667-6050

13.11    Unenforceable Provisions. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, and, if legally permitted, such offending provision shall be replaced with an enforceable provision that as nearly as possible gives effect to the Parties’ intent.
13.12    Counterparts. This Agreement may be executed in multiple counterparts (which may be exchanged by facsimile), each of which will be deemed an original and all of which together will constitute one instrument.
SIGNATURE PAGE NEXT PAGE

INTENDING TO BE LEGALLY BOUND, the Parties through their duly authorized officers have executed this Agreement as of the Effective Date.

APOLLO GROUP, INC.		CARNEGIE MELLON UNIVERSITY

By:	/s/ Joseph L. D’Amico	By:	/s/ Mark Scott Kamlet
Name:	Joseph L. D’Amico	Name:	Mark Scott Kamlet
Title:	President and COO	Title:	Provost and Executive Vice President

CARNEGIE LEARNING, INC.

By: /s/ Dennis Ciccone

Name: Dennis Ciccone
Title: CEO

SIGNATURE PAGE TO TECHNOLOGY ASSIGNMENT AND LICENSE AGREEMENT